Exhibit 99.1

Cara Therapeutics Reports Third Quarter 2014 Financial Results

– Reported positive top-line data from human abuse liability trial for I.V. CR845 –

- Phase 3 registration trials for I.V. CR845 expected to initiate in early 2015 –

– Conference call today at 4:30pm ET –

SHELTON, CONN., November 10, 2014 – Cara Therapeutics, Inc. (NASDAQ: CARA), a biopharmaceutical company focused on developing and commercializing new chemical entities designed to alleviate pain and pruritus by selectively targeting kappa opioid receptors, today announced financial results for the third quarter ended September 30, 2014.

“During the third quarter we continued to validate the overall clinical and commercial profile of CR845, as well as complete CMC requirements to allow for the initiation of Phase 3 registration trials of I.V. CR845 in acute pain in early 2015,” said Derek Chalmers, Ph.D., D.Sc., President and Chief Executive Officer of Cara Therapeutics. “Importantly, we recently reported positive top-line data from our completed human abuse liability (HAL) trial with I.V. CR845, which assessed CR845’s abuse potential against a Schedule IV opioid receptor agonist, pentazocine. This trial met standard FDA-recommended primary and secondary subjective endpoints with a high degree of statistical significance, suggesting the potential for I.V. CR845 to achieve Schedule V or unscheduled designation, if approved. In addition, we expect to report top-line data from our Phase 1 single and multiple ascending dose studies with our tablet formulation of Oral CR845 in the fourth quarter of this year,” added Dr. Chalmers.

“We’ve also made considerable progress in our proof-of-concept Phase 2 trial with I.V. CR845 in uremic pruritus, a non-pain indication experienced by dialysis patients where we believe the anti-itch properties of CR845 could provide an important new therapeutic approach for a significant unmet clinical need. We expect to report top-line dose-ranging pharmacokinetic (PK) and safety data by the end of 2014, and top-line efficacy results in the first half of 2015,” added Dr. Chalmers.

Third Quarter and Recent Business Highlights

•	Completed and reported positive top-line data from a human abuse liability trial for I.V. CR845, showing highly statistically significant reductions (p < 0.0001) in scores for “drug liking,” as well as “feeling high”, “overall liking”, and “take drug again” when compared to I.V. pentazocine, a Schedule IV opioid analgesic.

•	Initiated a proof-of-concept (POC) Phase 2 trial for I.V. CR845 in uremic pruritus.

Expected Upcoming Milestones

•	Report top-line data from Phase 1 single and multiple ascending dose trials for the tablet formulation of Oral CR845 in the fourth quarter of 2014.

•	Report top-line dose-ranging PK and safety data from the POC trial of I.V. CR845 in uremic pruritus in the fourth quarter of 2014. Top-line efficacy results expected in the first half of 2015.

•	Request an End of Phase 2 meeting with the U.S. Food and Drug Administration (FDA) during the fourth quarter of 2014 to enable initiation of registration trials for I.V. CR845 in acute pain in early 2015.

Third Quarter 2014 Financial Results

Net Loss Available to Common Stockholders: The Company reported net loss available to common stockholders of $6.5 million, or $0.29 per basic and diluted share, for the third quarter of 2014, compared to net loss available to common stockholders of $4.6 million, or $1.07 per basic and diluted share for the same period last year. The weighted average number of shares used in the per share calculations increased to 22.7 million shares (basic and diluted) from 4.3 million shares (basic and diluted) for the respective periods due to common shares sold in the Company’s IPO and the automatic conversion of convertible preferred shares into common shares in connection with the IPO during the first quarter of 2014.

Revenues: Collaborative revenue was $1.1 million for the third quarter of 2014 compared to $1.0 million in the same period of 2013. Collaborative revenue for the third quarter of 2014 and 2013 included $1.1 million and $960 thousand, respectively, of revenue that had been deferred upon entry into the license agreement with Maruishi and $0 and $58 thousand, respectively, from the sale of clinical compound.

Research and Development (R&D) Expenses: R&D expenses were $6.2 million in the third quarter of 2014, compared to $3.8 million in the same period last year. The higher R&D expenses in the third quarter of 2014 were principally due to a net increase in direct preclinical studies and clinical trial costs, and an increase in consultant services in support of preclinical studies and clinical trials.

General and Administrative (G&A) Expenses: G&A expenses were $1.5 million in the third quarter of 2014, compared to $0.8 million in the same period last year. The increase in the third quarter of 2014 was primarily due to increases in payroll and related costs, mostly due to increases in headcount, directors’ and officers’ insurance costs, public/investor relations costs and stock option expense.

Interest Income (Expense), net: Interest income (expense), net, was $26 thousand of interest income in the third quarter of 2014, compared to $1.0 million of interest expense in the third quarter of 2013. The decrease in interest expense was primarily due to the conversion of the outstanding convertible promissory notes in 2013, which had generated interest expense.

Cash Position: At September 30, 2014, cash and cash equivalents totaled $58.4 million, compared to $62.8 million at June 30, 2014 and $12.4 million at December 31, 2013.

Conference Call

Cara management will host a conference call today at 4:30 p.m. ET to discuss third quarter 2014 financial results and provide a business update.

To participate in the conference call, please dial 855-445-2816 (domestic) or 484-756-4300 (international) and refer to conference ID 23986057. A live webcast of the call can be accessed under “Events and Presentations” in the News & Investors section of the Company’s website at www.CaraTherapeutics.com.

An archived webcast recording will be available on the Cara website beginning approximately two hours after the call.

About Cara Therapeutics

Cara Therapeutics is a clinical-stage biopharmaceutical company focused on developing and commercializing new chemical entities designed to alleviate pain and pruritus by selectively targeting kappa opioid receptors. Cara is developing a novel and proprietary class of product candidates that target the body’s peripheral nervous system and have demonstrated efficacy in patients with moderate-to-severe pain without inducing many of the undesirable side effects typically associated with currently available pain therapeutics.

Forward-looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of these forward-looking statements include statements concerning the expected timing for the Company’s clinical trials and the reporting of clinical trial results, the potential results of ongoing and planned clinical trials and future regulatory and development milestones for the Company’s product candidates, the potential future scheduling of I.V. CR845 by the Drug Enforcement Administration if the drug receives regulatory approval and the potential for CR845 to provide a new therapeutic approach to treating uremic pruritis, . Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Cara Therapeutics’ filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cara Therapeutics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

- Financial tables follow -

CARA THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2014	December 31, 2013

Assets
Current assets:
Cash and cash equivalents	$58,393	$12,357
Income tax receivable	89	61
Prepaid expenses	928	2,140

Total current assets	59,410	14,558
Property and equipment, net	2,262	2,825
Restricted cash	700	700

Total assets	$62,372	$18,083

Liabilities, convertible preferred stock and stockholders’ (deficit) equity
Current liabilities:
Accounts payable and accrued expenses	$4,149	$1,958
Deferred Revenue	1,944	3,475

Total current liabilities	6,093	5,433

Deferred lease obligation	944	1,139
Commitments and contingencies	—	—
Convertible Preferred stock	—	65,586

Stockholders’ (deficit) equity:
Preferred stock	—	—
Common stock	23	4
Additional paid-in capital	131,341	8,377
Accumulated deficit	(76,029)	(62,456)

Total stockholders’ (deficit) equity	55,335	(54,075)

Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$62,372	$18,083

CARA THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenue:
License fees	$—	$—	$302	$9,637
Collaborative revenue	1,125	1,018	1,961	1,354

Total revenue	1,125	1,018	2,263	10,991

Operating expenses:
Research and development	6,208	3,764	11,609	6,707
General and administrative	1,520	795	4,390	2,416

Total operating expenses	7,728	4,559	15,999	9,123

Operating (loss) income	(6,603)	(3,541)	(13,736)	1,868

Interest income (expense), net	26	(1,034)	104	(3,765)

Loss before benefit from income taxes	(6,577)	(4,575)	(13,632)	(1,897)

Benefit from income taxes	32	—	59	27

Net loss	$(6,545)	$(4,575)	$(13,573)	$(1,870)

Net loss available to common stockholders	$(6,545)	$(4,575)	$(13,573)	$(979)

Loss per share available to common stockholders:
Basic and Diluted	$(0.29)	$(1.07)	$(0.67)	$(0.24)

Weighted average shares:
Basic and Diluted	22,713,040	4,288,243	20,351,005	4,080,869

Contacts

Jesse Baumgartner, Stern Investor Relations, 212-362-1200

Annie Starr, 6 Degrees PR, 973-415-8838